Exhibit 10.11

[FORM OF] PERFORMANCE SHARE AWARD AGREEMENT
(20[    ] to 20[    ] Long-Term Incentive Awards)

B&G Foods, Inc. (“B&G Foods”) hereby grants to                                          (“you”), a Performance Share Award with respect to the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), pursuant to the B&G Foods 2008 Omnibus Incentive Compensation Plan (as amended, supplemented or otherwise modified from time to time, the “Plan”) and subject to the terms and conditions set forth below.

1.                                      General Grant Information.

(a)                                 Date of Grant:  February [    ], 20[    ].

(b)                                 Target Number of Performance Shares:  [                                ].  The actual number of shares of Performance Shares earned, if any, will be determined based on the table set forth in Section 2(b) below and subject to the limitations set forth in this Agreement.

(c)                                  Performance Period:  Fiscal year 20[    ] through fiscal year 20[    ].

2.                                      Performance Conditions to Award.

(a)                                 Performance Measure:  Excess Cash (which is defined for purposes of this Agreement as adjusted EBITDA (before taking into account accruals for long-term incentive awards and other stock-based compensation) less Cash Interest Payments less Cash Income Tax Payments less Tax Withholding Payments for Share-based Compensation less Capital Expenditures less Dividends Paid).  For purposes of calculating Dividends Paid, the dividend rate shall be deemed to be the existing dividend rate as of the date hereof of $0.[    ] per share, such that when calculating Dividends Paid for any given dividend payment during the performance period, Dividends Paid shall be calculated by multiplying $0.[    ] per share times the actual number of shares outstanding as of the applicable record date for such dividend payment.

(b)                                 Performance Shares Earned:  The number of Performance Shares earned will be based on the Excess Cash achieved by B&G Foods through the Performance Period as determined by the Committee.  As indicated by the table below, no Performance Shares will be earned if results are less than the Performance Measurement Threshold.  Results at the Performance Measurement Threshold will generate an award of [50]% of the Target Number of Performance Shares; results at the Performance Measurement Target will generate an award of 100% of the Target Number of Performance Shares; and so on, up to a maximum award of [200]% of the Target Number of Performance Shares.  The number of Performance Shares earned between (1) the Performance Measurement Threshold and the Performance Measurement Target, and (2) the Performance Measurement Target and the Performance Measurement Maximum will be determined by linear interpolation of the chart below.

	Excess Cash	Performance Shares Earned as a Percentage of Target	Number of Performance Shares Earned

Below Threshold	Less than $[ ]	0%	No award

Threshold	$[ ]	[50]%	[ ]

Target	$[ ]	100%	[ ]

Maximum	$[ ]	[200]%	[ ]

3.                                      Settlement of Award.  As soon as practicable after the determination by the Committee, but in no event later than March 15, 20[      ], B&G Foods will deliver to you one share of B&G Foods Common Stock for each Performance Share earned by you, if any, as determined by the Committee in accordance with Section 2 and subject to Sections 4, 5 and 6 below.  Any fractional shares will be rounded down to the nearest whole share.

4.                                      Effect of Termination of Employment.  You must remain an employee of B&G Foods until the end of the Performance Period in order to be entitled to any payment pursuant to this Award, except as provided in Section 5 and except as follows.  If your employment with B&G Foods ends during the Performance Period on account of your separation from service (i) due to your termination by the Company without Cause (as defined in the Plan), (ii) due to your retirement at age 62 or older, or (iii) because you die or become Disabled (as defined in the Plan), then after the Performance Period, you (or in the event of your death, your estate) will be entitled to a pro rata portion of the number of Performance Shares, if any, you would have received in accordance with Section 2(b) above had you remained employed until the end of the Performance Period.  The pro rata portion will be based on the number of full months in the Performance Period during which you were employed as compared to the total number of months in the Performance Period.

5.                                      Effect of Change of Control.  If a Change in Control, as defined in the Plan, should occur during the Performance Period, the Award will terminate.  However, upon the Change in Control, you will be entitled to receive a pro rata portion of the shares of Common Stock with respect to the Target Number of Performance Shares covered by this Award without regard to the extent to which the performance conditions of Section 2 have been satisfied.  The pro rata portion will be based upon the number of full months in the Performance Period preceding the Change in Control as compared to the number of months in the Performance Period.

6.                                      Other Conditions of Plan Apply; Negative Discretion.  This Award is subject to all of the remaining terms and conditions of the Plan, including but not limited to the provisions (i) relating to the Compensation Committee’s right to exercise Negative Discretion (as defined in the Plan) without your consent, if and when it deems appropriate, to reduce or eliminate the amount of the award earned for the Performance Period, if in its sole judgment, such reduction or elimination is appropriate, and (ii) relieving the Company of any obligation to issue shares of Common Stock until all applicable securities laws have been complied with.  Any inconsistency between this Agreement and the Plan will be resolved in favor of the Plan.  The Plan is administered and interpreted by the Committee, whose determinations are final and binding on all persons concerned.

7.                                      Taxes and Tax Withholding.  You will have taxable income in the amount of the fair market value of any shares of Common Stock paid to you under this Agreement. B&G Foods will withhold an amount of shares sufficient to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this

Agreement.  B&G Foods will satisfy such tax requirements by withholding shares of Common Stock with a sufficient dollar value (based on the price of shares of Common Stock at the time of the withholding), provided that the dollar value of the stock withheld may not exceed minimum statutory withholding requirements.

8.                                      No Employment Contract.  This Agreement is not an employment contract, and it does not create or evidence any right to continued employment by B&G Foods.  Unless you have a separate, specific agreement, in writing, expressly on the subject, you remain employed at will, which means that either you or B&G Foods can terminate your employment at any time.

9.                                      No Guarantee of Future Awards.  This Award in no way guarantees you the right to or expectation that you may receive similar awards with respect to any other similar performance period which the Committee may, in its discretion, establish and as to which the Committee may elect to grant awards under the Plan.

10.                               No Rights as Stockholder.  You will not be considered a stockholder of the Company with respect to the shares of Common Stock covered by this Award unless and until shares of Common Stock are duly issued to you in settlement of this Award.

11.                               Transfer Restrictions.  You may not sell, give or otherwise transfer any interest in the Award granted to you under this Agreement, other than by will or by the laws of descent and distribution.  Upon any such attempt by you or your successor in interest after your death, the Award may immediately become null and void and of no further validity, at the discretion of the Committee.

12.                               Governing Law.  To the extent that federal laws do not otherwise control, the validity and construction of this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, but without giving effect to the choice of law principles thereof.

13.                               Severability and Interpretation.  If any provision of this Agreement is held invalid by a court of competent jurisdiction, then the remaining provisions shall nonetheless be enforceable in accordance with their terms.  Further, if any provision is held to be overbroad as written, then such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

14.                               Counterparts.  This Award may be executed in one or more counterparts all of which together shall constitute but one instrument.

15.                               Compliance with Section 409A of the Internal Revenue Code.  Notwithstanding anything in this Agreement to the contrary, to the extent that this Agreement constitutes a nonqualified deferred compensation plan to which Internal Revenue Code Section 409A applies, the administration of this Award (including time and manner of payments under it) shall comply with Section 409A.

B&G FOODS, INC.		[RECIPIENT]

By:
Name:
Title:

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